UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421

(Address of principal executive offices, including Zip Code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 30, 2018, Darlene Deptula-Hicks notified T2 Biosystems, Inc. (the “Company”) of her resignation from her position as the Company’s Chief Financial Officer effective immediately. In connection with her resignation, the Company anticipates entering into a separation agreement with Ms. Deptula-Hicks pursuant to which she will execute a general release of claims in the Company’s favor.

(c) Also on January 30, 2018, the Company’s Board of Directors appointed John M. Sprague to serve as the Company’s Chief Financial Officer, effective immediately. Prior to joining the Company, Mr. Sprague, 59, was Chief Financial Officer at Caliber Imaging & Diagnostics, Inc., from February 2017 to the present. From 2011 to 2017, Mr. Sprague held various positions at GE Healthcare, with his last assignment serving as Finance Manager of GE’s North American Core Imaging business. Mr. Sprague is a certified public accountant and received his BS in accounting from Boston College.

(e) In connection with his appointment, the Company entered into an offer letter agreement and change of control severance letter agreement with Mr. Sprague. Under the terms of Mr. Sprague’s offer letter agreement, he will receive an initial annual base salary of $350,000 and will be eligible to receive an annual cash bonus award targeted at 45% of his annual base salary (pro-rated for 2018), subject to the attainment of Company and individual performance goals. The Company has agreed, subject to Board approval, to grant Mr. Sprague an option to purchase 225,000 shares of common stock of the Company at an exercise price per share equal to the stock’s closing price on the NASDAQ market on the date of grant. The option will vest as to 25% of the shares on the first anniversary of Mr. Sprague’s employment start date and as to the remaining shares in equal monthly installments over the following 36 months, subject to Mr. Sprague’s continued service. If Mr. Sprague’s employment is terminated by the Company without cause, within the meaning of his change of control severance letter agreement and other than in circumstances that entitle him to payments under the change of control severance letter agreement, Mr. Sprague will be entitled, subject to his signing and not revoking a general release of claims in the Company’s favor, to receive severance benefits in the form of salary continuation and reimbursement for costs associated with COBRA, for a period of six months following his employment termination. Mr. Sprague has also entered into a non-compete, non-disclosure and invention assignment agreement with us pursuant to which he has agreed to refrain from disclosing our confidential information indefinitely and from competing with us or soliciting our employees or consultants for 12 months following termination of his employment.

In addition, Mr. Sprague and the Company entered into a change of control severance letter agreement. The agreement provides that, if Mr. Sprague’s employment is terminated by the Company without cause within three months preceding or 12 months following a change of control or by Mr. Sprague for good reason within 12 months following a change of control (with the terms “cause,” “change of control” and “good reason” as defined in the change of control severance letter agreement), Mr. Sprague will be entitled, subject to his signing and not revoking a general release of claims in the Company’s favor, to receive:

•	an amount equal to his annual base salary, payable over a 12-month period following his termination,

•	reimbursement for a portion of the COBRA premiums (based on the then-current cost-sharing rates for active employees) for continued medical coverage for up to 12 months following his termination,

•	if the termination occurs prior to the first anniversary of his start date, accelerated vesting of the portion of his equity awards that would have otherwise vested over the 12 month period following the date of termination, and

•	if the termination occurs on or after the first anniversary of his start date, full accelerated vesting of all of his outstanding equity awards.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 5, 2018

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2018	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
President and Chief Executive Officer